Exhibit (a)(1)(A)

LEAPFROG ENTERPRISES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 9:00 a.m., Pacific Time, on August 27, 2009, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “exchange offer” or the “offer”), LeapFrog Enterprises, Inc., which we refer to in this document as “we,” “us” or “LeapFrog,” is giving each eligible optionholder the opportunity to exchange voluntarily eligible option grants for new option grants that will represent the right to purchase fewer shares at a lower exercise price than the eligible option grant, as described herein or as may be amended.

You are an “eligible optionholder” if:

•

On the date this option exchange commences, you are employed by us or one of our subsidiaries (except for our subsidiary located in Shenzhen, China) or are a director who serves on our board of directors; and

•

You continue to be our employee or an employee of one of our subsidiaries (except for our subsidiary located in Shenzhen, China), or to serve on our board of directors, on, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

However, we may exclude other employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in those particular jurisdictions. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction. Due to Hong Kong securities laws, new options granted to employees in Hong Kong will be subject to a restriction that prohibits disposition of any shares acquired upon exercise of the new options prior to the six-month anniversary of the grant date as explained in more detail under Section 1 (“Eligible Option Grants, Eligible Optionholders; Expiration Date of This Exchange Offer”).

If you are an eligible optionholder, you may elect to exchange your LeapFrog stock option grant in the program if it has an exercise price per share greater than or equal to the higher of (a) $4.00 or (b) the closing price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the expiration date of the exchange offer (the “Market Price”). Option grants meeting these criteria held by eligible optionholders are “eligible option grants.” If the Market Price is equal to or greater than $8.00 per share, the exchange offer would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange.

The expiration date of the exchange offer is August 27, 2009 (unless extended). The expiration date is sometimes, in other documents related to or describing the exchange offer, referred to as the “closing date.”

If you choose to participate in this exchange offer and tender eligible option grants for exchange, and if we accept your tendered eligible option grants, you will receive new option grants that will have substantially the same terms and conditions as the surrendered eligible option grant it replaces, except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. Except as described below for our CEO and non-employee directors, to determine the number of shares subject to your new option grant, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the new option grants (at the time of grant) as the fair value of the options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the exchange offer will be calculated by an outside compensation consultant using the Monte Carlo option valuation model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) of this exchange offer) and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. In the case of any new option grants issued to our CEO and any non-employee directors, while the exercise price of such options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the new options grants, even if the Market Price is significantly lower than $6.25.

•	The exercise price per share for your new option grant will be equal to the Market Price or, for the CEO and members of the board of directors, the greater of $6.25 or the Market Price.

•	Each new option grant will have the same vesting schedule and expiration date as the tendered eligible option grant.

•

Eligible option grants issued to directors under our 2002 Equity Incentive Plan (the “Equity Incentive Plan”) would be replaced with new options granted under, and thus subject to the terms of, our 2002 Non-Employee Directors’ Stock Award Plan (the “NEDSAP”), and eligible option grants issued to our CEO outside of our formal stock plans would be replaced with new options granted under, and thus subject to the terms of, the Equity Incentive Plan.

The commencement date of this exchange offer is scheduled for July 29, 2009. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form and Eligible Option Information Sheet distributed with this exchange offer document. You are not required to participate in this exchange offer. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of this exchange offer.

See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.

Shares of our common stock are quoted on the New York Stock Exchange or the “NYSE” under the symbol “LF.” On July 27, 2009, the closing price of our common stock as reported on the NYSE was $2.47 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Margaret Rozowski, our Stock Plan Administrator, at 6401 Hollis Street, Emeryville, CA 94608, or by calling her at (510) 420-5365 or sending her an email to stockplans@leapfrog.com.

IMPORTANT

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive them before 9:00 a.m., Pacific Time, on August 27, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Attention: Margaret Rozowski, Stock Plan Administrator

Phone: (510) 420-5365

By Facsimile

LeapFrog Enterprises, Inc.

Attention: Margaret Rozowski, Stock Plan Administrator

Facsimile: (510) 420-5004

By Hand or Interoffice Mail

Attention: Margaret Rozowski, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockplans@leapfrog.com

You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer, including without limitation, the condition that our stockholders approve the proposal relating to this exchange offer at our Special Meeting of Stockholders scheduled for August 26, 2009 and the condition that the Market Price not be equal to or greater than $8.00. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

Q1.	What questions are answered in this Summary Term Sheet?

No.	Question	Page

Q1	What questions are answered in this Summary Term Sheet?	1

Q2	Why are we offering the option exchange program?	2

Q3	Who is eligible to participate in the exchange offer?	2

Q4	What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?	2

Q5	Are there any differences between the new option grants and the eligible option grants?	3

Q6	What are the conditions of this exchange offer?	3

Q7	What will be the exercise price per share of the new option grants?	3

Q8	If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?	3

Q9	When will the new option grants vest?	4

Q10	What happens to my new option grants if I cease to provide services to LeapFrog?	4

Q11	How many shares will I be able to acquire upon the exercise of my new option grant?	4

Q12	When will my new option grants expire?	4

Q13	Must I participate in this exchange offer?	4

Q14	How should I decide whether or not to exchange my eligible option grants for new option grants?	5

Q15	How do I find out how many eligible option grants I have and what their exercise prices are?	5

Q16	Can I exchange option grants that I have already fully exercised?	5

Q17	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?	5

Q18	Can I exchange a portion of an eligible option grant?	5

Q19	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?	5

Q20	What if my employment with LeapFrog ends before the expiration date of the exchange offer?	5

Q21	Will I owe taxes if I exchange my eligible option grants in this exchange offer?	6

Q22	What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?	6

Q23	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?	6

Q24	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?	6

Q25	How long do I have to decide whether to participate in this exchange offer?	6

Q26	How do I tender my eligible option grants for exchange?	6

Q27	When and how can I withdraw previously tendered eligible option grants?	7

Q28	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	7

Q29	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	7

Q30	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?	7

Q2.	Why are we offering the option exchange program?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At LeapFrog, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. We believe we need to maintain an adequate pool of shares available for stock awards under our equity incentive plans so that we can maintain a competitive compensation package sufficient to motivate, retain and recruit employees in the future, and to help us compete for the types of employees we want to hire in the future.

Accordingly, the primary reasons for the option exchange program are to replenish the pool of shares available for issuance under the Equity Incentive Plan and to reduce the number of shares subject to outstanding stock options that, because of their exercise prices, may not have significant retention value in light of the current market prices for our Class A common stock. Under the proposed exchange offer, participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced and, because the shares subject to the Equity Incentive Plan options that are surrendered in the exchange will be returned to the Equity Incentive Plan, that pool of shares will be increased. Officers and directors are eligible to participate in the exchange offer because of the large number of shares subject to outstanding Equity Incentive Plan options held by such individuals. As of July 20, 2009, officers and directors held approximately 61% of the total shares subject to all options outstanding under the Equity Incentive Plan. Without their participation in the exchange offer, there would be significantly less replenishment of the pool of shares available for issuance under the Equity Incentive Plan and a smaller reduction of shares subject to outstanding options.

Further, the exchange offer provides a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our then-current trading price, if they choose to do so. As a result, in addition to replenishing our Equity Incentive Plan pool and reducing the number of shares subject to outstanding options, we believe that the exchange offer would have the added benefit of replacing “underwater” options with new options that, while covering fewer shares, have a lower exercise price and may therefore have greater performance or retention value to our employees.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3.	Who is eligible to participate in the exchange offer?

You are an “eligible optionholder” if:

•

On the date this option exchange commences, you are employed by us or one of our subsidiaries (except for our subsidiary located in Shenzhen, China) or are a director who serves on our board of directors; and

•

You continue to be our employee or an employee of one of our subsidiaries (except for our subsidiary located in Shenzhen, China), or to serve on our board of directors, on, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

However, we may exclude other employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Due to Hong Kong securities laws, new options granted to employees in Hong Kong will be subject to a restriction that prohibits disposition of any shares acquired upon exercise of the new options prior to the six-month anniversary of the grant date as explained in more detail under Section 1 (“Eligible Option Grants, Eligible Optionholders; Expiration Date of This Exchange Offer”). Our executive officers and directors are included as eligible optionholders.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4.	What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?

Under the exchange offer, eligible optionholders will be able to elect to exchange outstanding eligible option grants to purchase shares of our Class A common stock for new option grants. Eligible option grants are LeapFrog stock options to purchase Class A common stock that have exercise prices per share greater than or equal to the higher of (a) $4.00 or (b) the closing price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the expiration date of the exchange offer (the “Market Price”). If the Market Price is equal to or greater than $8.00 per share, the exchange offer would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) and question 7 below for more information.

Q5.	Are there any differences between the new option grants and the eligible option grants?

Each “new option grant” will have substantially the same terms and conditions as the surrendered eligible option grant it replaces, except as follows:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. Except as described below for our CEO and non-employee directors, to determine the number of shares subject to your new option grant, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the new option grants (at the time of grant) as the fair value of the options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the exchange offer will be calculated by an outside compensation consultant using the Monte Carlo option valuation model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) of this exchange offer) and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. In the case of any new option grants issued to our CEO and any non-employee directors, while the exercise price of such options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the new options grants, even if the Market Price is significantly lower than $6.25.

•	The exercise price per share for new option grants will be equal to the Market Price or, for the CEO and members of the board of directors, the greater of $6.25 or the Market Price.

•	Each new option grant will have the same vesting schedule and expiration date as the tendered eligible option grant.

•

Eligible option grants issued to directors under the Equity Incentive Plan would be replaced with new options granted under, and thus subject to the terms of, the NEDSAP, and eligible option grants issued to our CEO outside of our formal stock plans would be replaced with new options granted under, and thus subject to the terms of, the Equity Incentive Plan.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information. Also, see the Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form, which include hypothetical examples of the number of shares subject to new options that may be granted at various assumed exercise prices.

Q6.	What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that the proposal to conduct this option exchange program is approved by our stockholders at our Special Meeting of Stockholders scheduled for August 26, 2009 and that the Market Price not be equal to or greater than $8.00. If the proposal is not approved or the Market Price equals or exceeds $8.00, we will not be able to go forward with this option exchange or accept for exchange any of the eligible option grants that may have been tendered. This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q7.	What will be the exercise price per share of the new option grants?

The exercise price per share for new option grants will be equal to the Market Price or, for the CEO and members of the board of directors, the greater of $6.25 or the Market Price. See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8	If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?

We expect to cancel all properly tendered eligible option grants on the same day that the exchange offer expires. We also expect that the grant date of the new options will be the same day that the exchange offer expires. For example, the scheduled expiration date of this exchange offer is August 27, 2009, and we expect to accept and cancel all properly tendered eligible option grants on August 27, 2009, and we expect that the new option grant date will also be August 27, 2009. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements promptly following the new option grant date.

See Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”) for more information.

Q9.	When will the new option grants vest?

Each new option grant will have the same vesting schedule as the surrendered option it replaces. If an eligible optionholder exchanges an eligible option grant that is fully vested, the new option grant would also be fully vested. If an eligible optionholder exchanges an eligible option grant that is partially vested, the new option grant will also be partially vested in the same proportions and on the same schedule as the eligible option grant would have been before it was cancelled.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q10.	What happens to my new option grants if I cease to provide services to LeapFrog?

The new options will be treated in the same manner as the eligible options would have been treated when an employee or director ceases to provide continuous service to LeapFrog. Generally, if an eligible optionholder ceases to provide services to us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the eligible optionholder’s date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for three months after termination, and for specified longer periods in the event of death or disability of the optionholder.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of LeapFrog or one of our subsidiaries. T he terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

See Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”) and Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q11.	How many shares will I be able to acquire upon the exercise of my new option grant?

Except as described below for our CEO and non-employee directors, the number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by an outside compensation consultant using the Monte Carlo option valuation model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) of this exchange offer) and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. In the case of any new option grants issued to our CEO and any non-employee directors, while the exercise price of such options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the new option grants, even if the Market Price is significantly lower than $6.25. This means that, if the Market Price is lower than $6.25, the exchange ratios used to calculate the number of shares subject to new option grants issued to the CEO and non-employee directors would result in the same reduction of shares subject to the surrendered eligible option as with other eligible options even though the new options issued to such individuals would have a premium exercise price.

The Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form includes hypothetical examples of the number of shares subject to new options that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of shares subject to new options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of shares subject to new options granted in exchange for tendered eligible options will be determined based upon the NYSE closing price of our Class A common stock on the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or changes in the inputs to calculate expected term, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of new options that may be granted under this exchange offer. As a result, the number of new options set forth in the Eligible Option Information Sheet may not represent the actual number of new options that you would receive in the exchange offer.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q12.	When will my new option grants expire?

All new option grants will have the same expiration date as the eligible options surrendered. See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q13.	Must I participate in this exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you would keep all your options, including your eligible option grants, and would not receive any new option grants under the exchange offer. No changes will be made to the terms of your current options. See Section 3 (“Procedures For Tendering Eligible Option Grants”) for more information.

Q14.	How should I decide whether or not to exchange my eligible option grants for new option grants?

LeapFrog is providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the exchange offer below, including without limitation the information in Section 2 (“Purpose of This Exchange Offer”), Section 7 (“Price Range of Our Class A Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 13 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from LeapFrog is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15.	How do I find out how many eligible option grants I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this exchange offer document includes a list of your eligible option grants as of July 28, 2009. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance. If you are calling from outside of the United States, contact E*Trade at +1 (650) 599-0125.

Q16.	Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.

Q17.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.

Q18.	Can I exchange a portion of an eligible option grant?

Except as described below, no partial exchanges will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e. unexercised) portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you hold a single eligible option grant that represents the right to purchase 250,000 shares or more, you may elect to exchange all or a portion of that grant.

Other than the “large grant” exception described in the preceding paragraph, if you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

See Section 3 (“Procedures For Tendering Eligible Option Grants”) for more information.

Q19.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?

Any eligible optionholder who is on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible option grants and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive new option grants on the grant date as long as all eligibility requirements are still met. See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q20.	What if my employment with LeapFrog ends before the expiration date of the exchange offer?

If you have tendered eligible option grants under this exchange offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of LeapFrog or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

See Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”) and Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q21.	Will I owe taxes if I exchange my eligible option grants in this exchange offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options; however, the tax consequences of the exchange offer are not entirely certain.

The tax consequences for participating international employees may differ from the U.S. federal income tax consequences. Please be sure to read Schedule A for your country of residence attached to this exchange offer document, which discusses local tax consequences of participating in this exchange offer.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.

Q22.	What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?

We do not expect to offer an option exchange again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q23.	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible option grants that you choose not to tender or on eligible option grants that are not accepted for exchange in this exchange offer.

Q24.	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled and you will no longer have any rights to them.

See Section 5 (“Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants”) for more information.

Q25.	How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 9:00 a.m., Pacific Time, on August 27, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26.	How do I tender my eligible option grants for exchange?

If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer expires at 9:00 a.m., Pacific Time, on August 27, 2009.

To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Margaret Rozowski, LeapFrog’s Stock Plan Administrator, by hand, by interoffice mail, by facsimile to (510) 420-5004, by regular or overnight mail to LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608, or by email (by PDF or similar imaged document file) to stockplans@leapfrog.com.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 9:00 a.m., Pacific Time, on August 27, 2009. If you miss this deadline, you will not be permitted to participate in this exchange offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on August 27, 2009.

See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q27.	When and how can I withdraw previously tendered eligible option grants?

You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 9:00 a.m., Pacific Time, on August 27, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 26 above.

If you miss this deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 26 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q28.	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer. See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q29.	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything. See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q30.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Margaret Rozowski, our Stock Plan Administrator, at:

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Phone: (510) 420-5365

Facsimile: (510) 420-5004

Email: stockplans@leapfrog.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible option grants in the manner described in this exchange offer.

Risks Related to This Exchange Offer

You will receive new options covering fewer shares than the eligible option grants that you tender for exchange under this exchange offer.

We have designed the exchange offer to make the issuance of the new option grants accounting expense neutral to LeapFrog, which means that the number of shares represented by a new option grant will be determined using an exchange ratio generally designed to result in the fair value, for accounting purposes, of the new option grant being equal to the fair value of the eligible option grant tendered for exchange at the time the new option is granted. As a result, you will be issued new option grants that will represent the right to purchase fewer shares than the eligible option grants tendered for exchange. The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the new option grant will be based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as various valuation assumptions under the Monte Carlo pricing model (which is briefly described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”), and thus you will not know the actual number of shares that you will have the right to purchase under the new option grant at the time that you tender your eligible option grants for exchange.

If the price of our Class A common stock increased after the date on which your eligible option grants were cancelled, your cancelled option grants might have been worth more than the new option grants that you received in exchange for them.

Because you will receive new options covering fewer shares than the eligible option grants surrendered, it is possible that, at some point in the future, your exchanged eligible option grants would have been economically more valuable than the new option grants issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange an eligible option grant for 5,000 shares with an exercise price of $10.00, that you receive a new option grant to purchase 1,500 shares, and the exercise price of the new option is $4.00 per share, and three years after the new grant date the price of our Class A common stock had increased to $15.00 per share. Under this example, if you had kept your exchanged eligible option grant and sold all 5,000 shares at $15.00 per share, you would have realized a pre-tax gain of $25,000, but if you exchanged your eligible option grant and sold the shares subject to the new option grant, you would realize a pre-tax gain of only $16,500. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, and even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this exchange offer document. Schedule A discusses the tax consequences of participating in this exchange offer for your country of residence. You should also consult your own tax advisor to discuss these consequences.

Risks Related to Our Business and Class A Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants to purchase fewer shares with, except in the case of any new options issued to our CEO or non-employee directors, an exercise price per share equal to the closing price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the expiration date of the exchange offer (the “Market Price”). In the case of any new option grants issued to our CEO and any non-employee directors, the exercise price of such options will be the greater of $6.25 per share or the Market Price.

“Eligible option grants” are LeapFrog stock option grants with an exercise price per share greater than or equal to the higher of $4.00 or the Market Price. If the Market Price is equal to or greater than $8.00 per share, the exchange offer would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange. The foregoing exercise price per share thresholds will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.

You are an “eligible optionholder” if:

•

On the date this option exchange commences, you are employed by us or one of our subsidiaries (except for our subsidiary located in Shenzhen, China) or are a director who serves on our board of directors; and

•

You continue to be our employee or an employee of one of our subsidiaries (except for our subsidiary located in Shenzhen, China), or to serve on our board of directors, on, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

However, we may exclude other employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in those particular jurisdictions. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction. Due to securities laws in Hong Kong, and notwithstanding anything to the contrary in the exchange offer, the stock option agreement, or the Equity Incentive Plan, for any new options that are vested on the grant date or vest within six months of the grant date, new options granted to employees in Hong Kong will be subject to a restriction that prohibits disposition of any shares acquired upon exercise of the new options prior to the six-month anniversary of the grant date.

You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the new option grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to participate in the Equity Incentive Plan or the NEDSAP, as applicable. Leave is considered “authorized” if it was approved in accordance with our policies.

Each “new option grant” will have substantially the same terms and conditions as the surrendered eligible option grant it replaces except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. Except as described below for our CEO and non-employee directors, to determine the number of shares subject to your new option grant, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the new option grants (at the time of grant) as the fair value of the options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the exchange offer will be calculated by an outside compensation consultant using the Monte Carlo option valuation model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) of this exchange offer) and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. In the case of any new option grants issued to our CEO and any non-employee directors, while the exercise price of such options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the new options grants, even if the Market Price is significantly lower than $6.25. This means that, if the Market Price is lower than $6.25, the exchange ratios used to calculate the number of shares subject to new option grants issued to the CEO and non-employee directors would result in the same reduction of shares subject to the surrendered eligible option as with other eligible options even though the new options issued to such individuals would have a premium exercise price.

•	The exercise price per share for your new option grant will be equal to the Market Price or, for the CEO and members of the board of directors, the greater of $6.25 or the Market Price.

•	Each new option grant will have the same vesting schedule and expiration date as the tendered eligible option grant.

•

Eligible option grants issued to directors under the Equity Incentive Plan would be replaced with new options granted under, and thus subject to the terms of, the NEDSAP, and eligible option grants issued to our CEO outside of our formal stock plans would be replaced with new options granted under, and thus subject to the terms of, the Equity Incentive Plan.

Each new option grant will be a nonstatutory stock option. See Section 13 (“Material United States Tax Consequences”) for more information about nonstatutory stock options.

This exchange offer is scheduled to expire at 9:00 a.m., Pacific Time, on August 27, 2009, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LEAPFROG OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At LeapFrog, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. We believe we need to maintain an adequate pool of shares available for stock awards under our equity incentive plans so that we can maintain a competitive compensation package sufficient to motivate, retain and recruit employees in the future, and to help us compete for the types of employees we want to hire in the future.

Accordingly, the primary reasons for the option exchange program are to replenish the pool of shares available for issuance under the Equity Incentive Plan and to reduce the number of shares subject to outstanding stock options that, because of their exercise prices, may not have significant retention value in light of the current market prices for our Class A common stock. Under the proposed exchange offer, participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced and, because the shares subject to the Equity Incentive Plan options that are surrendered in the exchange will be returned to the Equity Incentive Plan, that pool of shares will be increased. Officers and directors are eligible to participate in the exchange offer because of the large number of shares subject to outstanding options granted under the Equity Incentive Plan held by such individuals. As of July 20, 2009, officers and directors held approximately 61% of the total shares subject to all options outstanding under the Equity Incentive Plan. Without their participation in the exchange offer, there would be significantly less replenishment of the pool of shares available for issuance under the Equity Incentive Plan and a smaller reduction of shares subject to outstanding options.

Further, the exchange offer provides a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our then-current trading price, if they choose to do so. As a result, in addition to replenishing our Equity Incentive Plan pool and reducing the number of shares subject to outstanding options, we believe that the exchange offer would have the added benefit of replacing “underwater” options with new options that, while covering fewer shares, have a lower exercise price and may therefore have greater performance or retention value to our employees.

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions described below. We also grant equity awards in the ordinary course of business to our current and new employees, including our directors and executive officers. Our employees, including our directors and executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities, after we have announced any decision of our Board of Directors to authorize us to do so, in accordance with applicable securities laws.

Subject to the foregoing, and except as otherwise disclosed in the exchange offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 14(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Option Grants.

If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 9:00 a.m., Pacific Time, on August 27, 2009. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.

If you elect to tender an eligible option grant in exchange for a new option grant, you must exchange the entire eligible option grant, except that, if the eligible option grant you hold represents the right to purchase 250,000 shares or more of our Class A common stock, you may elect to exchange all or a portion of these large grants.

You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. Other than the “large grant” exception described in the preceding paragraph, if you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer. If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 9:00 a.m., Pacific Time, on August 27, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Attention: Margaret Rozowski, Stock Plan Administrator

Phone: (510) 420-5365

By Facsimile

LeapFrog Enterprises, Inc.

Attention: Margaret Rozowski, Stock Plan Administrator

Facsimile: (510) 420-5004

By Hand or Interoffice Mail

Attention: Margaret Rozowski, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockplans@leapfrog.com

Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 9:00 a.m., Pacific Time, on August 27, 2009. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 9:00 a.m., Pacific Time, on August 27, 2009.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither LeapFrog nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder, provided that we cannot waive the condition that our stockholders must approve this exchange offer at our Special Meeting of Stockholders scheduled for August 26, 2009 in order for us to complete this exchange offer.

Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between LeapFrog and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel, on the day the exchange offer expires, all properly tendered eligible option grants that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that (except for the large grant exception described in Section 3), just as you may not tender only part of an eligible option grant, you also may not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must withdraw the entire eligible option grant, but need not withdraw any other tendered eligible option grants.

You may withdraw your tendered option grants at any time before 9:00 a.m., Pacific Time, on August 27, 2009. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer.

To validly withdraw tendered eligible option grants, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an eligible optionholder of LeapFrog or one of our subsidiaries, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible option grants to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on July 29, 2009, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal form to all option holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.

Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 9:00 a.m., Pacific Time, on August 27, 2009. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We expect to issue the new option grants on the expiration date of the exchange offer. We will issue stock option agreements for the new option grants promptly after we issue the new option grants. If this exchange offer is extended, then the new option grant date will be similarly extended.

Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible option holder a “confirmation letter” indicating the eligible option grants that we have accepted for exchange, the date of acceptance and new option grants, and the number of shares underlying such new option grants that were issued to each tendering option holder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	the proposal to conduct this option exchange program is not approved by our stockholders at our Special Meeting of Stockholders scheduled for August 26, 2009;

(b)	the Market Price is equal to or greater than $8.00;

(c)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(d)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants; or

(iii)	impair the contemplated benefits of the exchange offer to us;

(e)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(f)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(g)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(h)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

(i)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the exchange offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this exchange offer);

(j)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(k)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer;

(l)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(m)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposal regarding this option exchange program is not approved by our stockholders or the Market Price is equal to or greater than $8.00, we will terminate this exchange offer and we will not be able to accept for exchange any of the eligible option grants that may have been tendered. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Class A Common Stock.

The eligible option grants give eligible optionholders the right to acquire shares of our Class A common stock. None of the eligible option grants are traded on any trading market. Our Class A common stock is listed on the New York Stock Exchange or “NYSE” under the symbol “LF.”

The following table sets forth on a per share basis the high and low sales prices for our Class A common stock on the NYSE, as applicable, during the periods indicated.

Year Ending December 31, 2009	High	Low
First quarter	$3.69	$0.80
Second quarter	$3.33	$1.28

Year Ended December 31, 2008	High	Low
First quarter	$7.75	$4.95
Second quarter	$9.38	$7.06
Third quarter	$10.63	$7.51
Fourth quarter	$10.48	$3.14

Year Ended December 31, 2007	High	Low
First quarter	$11.56	$9.15
Second quarter	$11.48	$9.90
Third quarter	$10.82	$6.80
Fourth quarter	$9.33	$5.80

As of July 27, 2009, the number of stockholders of record of our common stock was 2,731 and the number of outstanding shares of our Class A common stock was 36,787,434. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On July 27, 2009, the closing price for our common stock as reported on the NYSE was $2.47 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Source and Amount of Consideration; Terms of New Option Grants.

Consideration. For eligible option grants that were issued under the Equity Incentive Plan, subject to the terms of this exchange offer, except as set forth below for such eligible option grants held by non-employee directors, the new option grants issued in exchange for such eligible option grants will be issued under the Equity Incentive Plan. Any non-plan option grants held by our CEO that are eligible options surrendered for cancellation in the exchange offer will also be exchanged for new option grants issued under the Equity Incentive Plan. For eligible option grants that were issued under the Equity Incentive Plan to non-employee directors, subject to the terms of this exchange offer, the new option grants issued in exchange for such eligible option grants will be issued under the NEDSAP. For eligible option grants that were issued under the NEDSAP, the new option grants issued in exchange for such eligible option grants will be issued under the NEDSAP.

As of July 27, 2009 there were outstanding eligible option grants, held by 338 optionholders, to purchase an aggregate of 6.7 million shares of our Class A common stock with a weighted average exercise price of $10.02 per share, all of which, except as set forth below, were issued under either the Equity Incentive Plan or the NEDSAP. In addition, as of July 27, 2009, there were outstanding eligible option grants held by our CEO outside of our formal equity plans to purchase an aggregate of 521,338 shares of our Class A common stock with a weighted average exercise price of $14.08.

The maximum number of shares subject to new option grants that may be issued under this exchange offer depends upon the NYSE closing price on the business day prior to the expiration date of the exchange offer. Based on analysis completed by our independent compensation consultant, assuming all eligible option grants were tendered in the exchange offer, new options covering a maximum number of approximately 5.3 million shares would be granted.

Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the surrendered eligible option grant it replaces, except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. Except as described below for our CEO and non-employee directors, to determine the number of shares subject to your new option grant, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the new option grants (at the time of grant) as the fair value of the options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the exchange offer will be calculated by an outside compensation consultant using the Monte Carlo option valuation model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) of this exchange offer) and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. In the case of any new option grants issued to our CEO and any non-employee directors, while the exercise price of such options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the new options grants, even if the Market Price is significantly lower than $6.25. This means that, if the Market Price is lower than $6.25, the exchange ratios used to calculate the number of shares subject to new option grants issued to the CEO and non-employee directors would result in the same reduction of shares subject to the surrendered eligible option as with other eligible options even though the new options issued to such individuals would have a premium exercise price.

•	The exercise price per share for your new option grant will be equal to the Market Price or, for the CEO and members of the board of directors, the greater of $6.25 or the Market Price.

•	Each new option grant will have the same vesting schedule and expiration date as the tendered eligible option grant.

•

Eligible option grants issued to directors under the Equity Incentive Plan would be replaced with new options granted under, and thus subject to the terms of, the NEDSAP, and eligible option grants issued to our CEO outside of our formal stock plans would be replaced with new options granted under, and thus subject to the terms of, the Equity Incentive Plan. The terms and conditions of your eligible option grants are set forth in the option agreements and the option plans under which they were granted. The terms of the Equity Incentive Plan and the NEDSAP are summarized below in this section and copies of such plans are available without charge to you by requesting them as described in Section 16 (“Additional Information”) below.

As noted above, the actual numbers of shares subject to new options will be determined in accordance with exchange ratios calculated by an outside compensation consultant after the expiration of the exchange offer using a Monte Carlo option valuation model and the Market Price. The Monte Carlo option valuation model is a standard method for valuing options that is accepted as satisfying the requirements of SFAS 123(R) (as described in Section 11 (“Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) below). A Monte Carlo option valuation model involves running a simulation where many price paths of the underlying stock are generated, each of which results in a payoff for the option. The average of these payoffs is then discounted to yield a value for the option. The Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form includes hypothetical examples of the number of shares subject to new options that may be granted at various assumed exercise prices calculated in this manner. As noted on the Eligible Option Information Sheet, the number of shares subject to new options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of shares subject to new options granted in exchange for tendered eligible options will be determined based upon the NYSE closing price of our Class A common stock on the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or changes in the inputs to calculate expected term, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of shares subject to new options that may be granted under this exchange offer. As a result, the number of shares subject to new options set forth in the Eligible Option Information Sheet may not represent the actual number that you would receive in the exchange offer.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LEAPFROG OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

2002 Equity Incentive Plan. The following is a description of the principal provisions of the Equity Incentive Plan that apply to option grants made under that plan, including the eligible option grants and new option grants.

Eligibility. The Equity Incentive Plan provides for the following types of stock awards to the following persons:

•	Incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to employees (including officers); and

•

Nonstatutory stock options, restricted stock awards, stock bonus awards, restricted stock unit awards and stock appreciation rights, all of which may be granted to employees (including officers), directors and consultants.

Term. The Equity Incentive Plan automatically will terminate ten years after its adoption, unless it is terminated earlier by the board of directors.

Administration. Pursuant to the terms of the Equity Incentive Plan, the board of directors has delegated administration of the Equity Incentive Plan to its compensation committee. In the discretion of the board of directors, in the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or that are made to persons who are subject to Section 16 of the Exchange Act, the compensation committee may consist, respectively, solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and solely of two or more “non-employee directors” within the meaning of Section 16 of the Exchange Act. Subject to the terms of the Equity Incentive Plan, the compensation committee determines recipients, the numbers of shares subject to and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the compensation committee will also determine the exercise, purchase or strike price of each stock award and time periods and goals for any performance-based stock awards granted under the Equity Incentive Plan. As used in this discussion of the Equity Incentive Plan, the “board of directors” refers to any committee to which the board of directors delegates administration of the Equity Incentive Plan (and, if applicable, such a subcommittee) as well as to the board of directors itself.

Stock Subject to the Equity Incentive Plan. The maximum number of shares of Class A common stock available for issuance under the Equity Incentive Plan is 24,000,000, except as described below under “Adjustment Upon Changes in Stock,” and the maximum number of shares of Class A common stock that may be awarded pursuant to incentive stock options is 24,000,000. The number of shares available for issuance under the Equity Incentive Plan is reduced by (i) one share for each share of Class A common stock issued pursuant to an option or a stock appreciation right, and (ii) two shares for each share of Class A common stock issued pursuant to a stock bonus award, restricted stock award or restricted stock unit award.

No person may be granted awards under the Equity Incentive Plan covering more than 2,000,000 shares of Class A common stock in any calendar year. If approved by our stockholders at the special meeting of stockholders scheduled for August 26, 2009, the limit will be increased to 3,500,000 shares of Class A common stock. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance will not reduce the number of shares available for issuance under the Equity Incentive Plan. If an award granted under the Equity Incentive Plan expires or otherwise terminates without having been exercised, or vested in the case of restricted stock and RSU awards, in full, the shares of Class A common stock subject to such awards will again become available for issuance under the Equity Incentive Plan. If any shares issued pursuant to a stock award under the Equity Incentive Plan are forfeited back to or repurchased by us, the forfeited or reacquired stock will again become available for reissuance under the Equity Incentive Plan. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Equity Incentive Plan corresponding to the reduction originally made in respect of the award. If stock awards granted under the Equity Incentive Plan are not delivered to a participant because (i) the stock award is exercised through a reduction in the number of shares subject to the stock award (a “net exercise”), (ii) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of Class A common stock, or (iii) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will become again available for subsequent issuance under the Equity Incentive Plan. Finally, if the exercise price is satisfied by tendering shares of Class A common stock previously held by a participant, the number of shares so tendered will become again available for subsequent issuance under the Equity Incentive Plan.

As of July 20, 2009, stock awards covering 9,902,305 shares of our Class A common stock were outstanding under the Equity Incentive Plan and 2,159,561 shares remained available for future stock awards.

Stock Option Awards. Stock options are granted pursuant to stock option agreements. The exercise price of incentive stock options must be at least 100% of the fair market value of the Class A common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below. The exercise price of nonstatutory stock options must be at least 50% of the fair market value of the Class A common stock on the grant date. However, the exercise price for any option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code cannot be less than 100% of the fair market value of the Class A common stock on the date of grant.

Options granted under the Equity Incentive Plan vest at the rate and under the terms and conditions specified in the option agreement. A stock option may provide for an early exercise feature pursuant to which the option may be exercised prior to full vesting, resulting in unvested shares of Class A common stock being subject to repurchase by us in the event of the optionee’s cessation of service prior to the vesting of the shares.

In general, stock options granted under the Equity Incentive Plan may not be exercised after the expiration of ten years from the date of grant. If an optionee’s relationship with us, or any affiliate of ours, terminates for any reason other than disability or death, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) three months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates due to disability, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of (i) six months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of such option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates as a result of the optionee’s death or the optionee dies within a specified period after termination of service, the optionee’s estate, heirs or beneficiaries may exercise the option (to the extent that such option was vested at the time of death), but only within the period ending on the earlier of (i) six months following the optionee’s death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an option is not exercised within the time specified in the option agreement, such option terminates.

Class A common stock issued pursuant to stock options granted under the Equity Incentive Plan may, at the discretion of the board of directors, be paid for (i) in cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other Class A common stock of LeapFrog, (iv) according to a deferred payment or similar arrangement, (iv) pursuant to a net exercise arrangement, or (vi) in any other form of legal consideration acceptable to the board.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option and the terms of the stock option agreement provide otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

Tax Limitations on Incentive Stock Option Grants. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our Class A common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of LeapFrog or any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Acceleration of Awards. The board of directors has the power to accelerate the vesting of a stock award notwithstanding the vesting schedule or terms relating to the exercisability contained in the stock award agreement.

Adjustments Upon Changes in Stock. If any change is made in the Class A common stock subject to the Equity Incentive Plan or subject to any stock award without receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Equity Incentive Plan, the maximum annual award limit applicable under the Equity Incentive Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Corporate Transaction. In the event of a Corporate Transaction (as defined in the Equity Incentive Plan), any surviving or acquiring corporation may assume or continue any stock awards outstanding under the Equity Incentive Plan or may substitute similar awards for those outstanding under the Equity Incentive Plan. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. If a surviving or acquiring corporation does not assume or continue such stock awards or substitute similar awards, then, unless otherwise provided by the board of directors, any outstanding stock awards that have not been assumed or substituted may be exercised (to the extent vested) prior to the effective time of the corporate transaction, and any such stock awards will terminate if not exercised prior to the effective time of the corporate transaction.

Change in Control. In the event of a Change in Control (as defined in the Equity Incentive Plan), an outstanding stock award held by a recipient whose relationship with us, or any affiliate of ours, that has not terminated may be subject to additional acceleration of vesting and exercisability upon or after the Change in Control to the extent provided in a stock award agreement or any other written agreement between the recipient and us or an affiliate. In the absence of such provision, however, this acceleration will not occur.

Amendments to the Equity Incentive Plan. The board of directors has the authority to amend the Equity Incentive Plan, so long as the action does not impair any stock award previously granted under the Equity Incentive Plan, unless consented to in writing by the holder of the award. In addition, no amendment will be effective unless approved by our stockholders where the amendment requires stockholder approval under applicable law or stock exchange requirements. The board of directors may, in its sole discretion, submit any other amendment to the Equity Incentive Plan for stockholder approval.

Termination or Suspension of the Equity Incentive Plan. The board of directors may suspend or terminate the Equity Incentive Plan at any time. No stock awards may be granted under the Equity Incentive Plan while the Equity Incentive Plan is suspended or after it is terminated.

2002 Non-Employee Directors’ Stock Award Plan. The following is a description of the principal provisions of the NEDSAP that apply to option grants made under that plan, including the eligible option grants and new option grants.

Eligibility. The NEDSAP provides for awards of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and performance stock awards to any of our seven non-employee directors (as defined in the NEDSAP).

Administration. The board of directors administers the NEDSAP and has the power to construe and interpret the NEDSAP and stock awards granted under it, and to establish, amend and revoke rules and regulations for its administration. In addition, the board may delegate to a committee of the board the authority to determine the types of stock awards and the number of shares subject to such stock awards with respect to initial and annual grants made under the NEDSAP.

Stock Subject to the NEDSAP. The aggregate number of shares of Class A common stock that may be issued pursuant to stock awards granted under the NEDSAP, as amended, is 1,250,000 shares. The NEDSAP provides that the number of shares available for issuance under the NEDSAP is reduced by (i) one share for each share of Class A common stock issued pursuant to an option or a stock appreciation right, and (ii) two shares for each share of Class A common stock issued pursuant to a restricted stock award or restricted stock unit award.

Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange and such issuance shall not reduce the number of shares available for issuance under the NEDSAP. If a stock award granted under the NEDSAP expires or otherwise terminates without being exercised in full, or if any shares of Class A Common Stock issued pursuant to a stock award are forfeited to or repurchased by us, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Class A Common Stock not issued under such stock award, or forfeited to or repurchased by us shall revert to and again become available for issuance under the NEDSAP. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the NEDSAP corresponding to the reduction originally made in respect of the award. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a reduction of shares subject to the stock award ( i.e., “net exercised”), the number of shares that are not delivered shall remain available for issuance under the NEDSAP. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered shall remain available for issuance under the NEDSAP.

As of July 20, 2009, stock awards covering 477,221 shares of our Class A common stock were outstanding under the NEDSAP and 756,807 shares remained available for future stock awards.

Stock Option Awards. The NEDSAP, as amended and restated, provides for an initial stock award upon being elected to the board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day). The board or a committee of the board has the discretion to provide that initial and annual grants under the NEDSAP will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the NEDSAP provides that the initial grant is an option to purchase 30,000 shares of our Class A common stock and the annual grant is an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. Also, with an amendment of the NEDSAP in April 2009, the board may, in its discretion, grant additional stock awards at any time under the NEDSAP.

Automatic initial and annual stock option grants vest in monthly installments over a three-year period from the date of grant. The board may set the vesting terms of any discretionary option awards granted by the board and such awards vest at the rate and under the terms and conditions specified in the option agreement. An option granted to a non-employee director may provide for an early exercise feature pursuant to which the option may be exercised prior to full vesting, resulting in unvested shares of Class A common stock being subject to repurchase by us in the event of the non-employee director’s cessation of service prior to the vesting of the shares.

The exercise price of the options granted under the NEDSAP will be equal to the fair market value of the Class A common stock on the date of grant. Class A common stock issued pursuant to options granted under the NEDSAP may be paid for in cash, in shares of Class A common stock previously owned by the optionee, pursuant to a “cashless” exercise program, by a “net exercise” arrangement, or in any other form of legal consideration that may be acceptable to the board.

No option granted under the NEDSAP may be exercised after the expiration of 10 years from the date it was granted. Options granted under the NEDSAP are not transferable other than by will or by the laws of descent and distribution and are exercisable during the life of the optionee only by the optionee, unless otherwise provided by the board of directors. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose service relationship with LeapFrog or a subsidiary (whether as a non-employee director of LeapFrog or subsequently as an employee, director or consultant of either LeapFrog or a subsidiary) ceases for any reason may exercise vested options for the term provided in the option agreement (three months generally, six months if the service relationship ends on account of disability or death).

Adjustments Upon Changes in Stock. If any change is made in the Class A common stock subject to the NEDSAP or subject to any stock award without receipt of consideration by LeapFrog (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the NEDSAP, the stock awards automatically granted under the NEDSAP, and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Change in Control. If the service of a non-employee director is terminated within 12 months following a Change in Control (as defined in the NEDSAP), the unvested portion of the non-employee director’s stock award automatically will become fully vested and immediately exercisable (if applicable), unless the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the Change in Control or required by us or the acquiring entity pursuant to the Change in Control). However, if the vesting acceleration of a stock award granted to a non-employee director results in the imposition of the “golden parachute” excise tax under Section 4999 of the Code, then the “golden parachute” payment will be reduced to the extent necessary to avoid the imposition of the excise tax, but only if the reduction in vesting acceleration would result in a greater total payment for the non-employee director taking into account all applicable taxes, including the excise tax.

Amendments to the NEDSAP. The board of directors has the authority to amend the NEDSAP, so long as such action does not impair any stock award previously granted under the NEDSAP, unless consented to in writing by the non-employee director. In addition, no amendment will be effective unless approved by our stockholders where such amendment requires stockholder approval under applicable law or stock exchange requirements. The board of directors may in its sole discretion submit any other amendment to the NEDSAP for stockholder approval.

Termination or Suspension of the NEDSAP. There is no termination date in the NEDSAP. The board of directors may suspend or terminate the NEDSAP at any time. No stock awards may be granted under the Equity Incentive Plan while the Equity Incentive Plan is suspended or after it is terminated.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. We design, develop and market a family of innovative technology-based learning platforms and related proprietary content for children of all ages at home and in schools around the world. We have developed a number of learning platforms, including the LeapPad Learning System, Leapster, Tag reading system, Clickstart, and Didj, that support a broad library of software titles. We have created a number of interactive software titles, covering subjects such as phonics, reading, writing, and math. In addition, we market a broad line of stand-alone educational toys that do not require the separate purchase of software. These learning toys are generally targeted at young children – from infants to five-year-olds. Our products are available in six languages and are sold globally through retailers, distributors, directly to consumers via the leapfrog.com webstore, and directly to schools. Our goal is to create educational products that kids love, parents trust and teachers value.

Our business was formed in 1995 and LeapFrog Enterprises, Inc. was founded in 1995 and was incorporated in 1997 in the State of Delaware. Our principal executive offices are located at 6401 Hollis Street, Emeryville, California 94608, and our telephone number is (510) 420-5000.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2008 and 2007 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The selected consolidated statements of operations data for the three months ended March 31, 2009 and 2008 and the selected consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Years Ended December 31,		Three Months Ended March 31,
	2008	2007	2009	2008
			(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$459,059	$442,271	$29,879	$58,274
Gross profit	181,485	173,306	8,086	21,131
Loss from operations	(60,106)	(101,170)	(26,892)	(28,623)
Net loss	$(68,256)	$(101,315)	$(27,121)	$(27,436)
Net loss per common share:
Class A and B – basic and diluted	$(1.07)	$(1.60)	$(0.43)	$(0.43)
Weighted average shares used to calculate net loss per share:
Class A and B – basic and diluted	63,641	63,361	63,786	63,491

	As of December 31		As of March 31
	2008	2007	2009	2008
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents	$79,101	$93,460	$85,323	$105,836
Current assets	241,226	296,643	164,785	226,552
Noncurrent assets	66,106	73,820	64,251	75,510
Current liabilities	101,182	104,552	47,700	60,538
Noncurrent liabilities	26,224	22,438	26,348	22,389
Total stockholders’ equity	$179,926	$243,473	$154,988	$219,135

Ratio of Earnings to Fixed Charges. We had net losses for the years ended December 31, 2008 and December 31, 2007, and for the three months ended March 31, 2009 and March 31, 2008; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Book Value per Share. Our book value per share as of our most recent balance sheet dated March 31, 2009 was $2.43.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of July 20, 2009, our executive officers and directors (13 persons) as a group held outstanding option grants to purchase an aggregate of 6,567,393 shares of our Class A common stock with a weighted average exercise price of $7.78. Assuming that the NYSE closing market price on the business day prior to the expiration date of the exchange offer is $2.32, the closing price of our Class A common stock on July 20, 2009, our executive officers and directors as a group would hold eligible option grants to purchase an aggregate of 4,318,393 shares of our Class A common stock with a weighted average exercise price of $10.43 per share. Applying the same assumptions set forth in the preceding sentence, eligible option grants held by all eligible optionholders to purchase an aggregate of approximately 6.7 million shares of our common stock with a weighted average exercise price of $10.02 per share would be outstanding upon the scheduled expiration date of the exchange offer.

The following table shows the number of shares subject to eligible option grants held by our directors and executive officers as of July 20, 2009 and the number of shares subject to new option grants that they may receive in the exchange offer assuming, for purposes of illustration only, that: (1) each director and executive officer decides to exchange all of his or her eligible option grants, and (2) the NYSE closing market price on the business day prior to the expiration date of the exchange offer is $2.32, the closing price of our Class A common stock on July 20, 2009. Except as otherwise indicated below, the address of each of the persons set forth below is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Suite 100, Emeryville, CA 94608.

Name of Director or Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options		Percentage of Shares Underlying Eligible Options (3)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	New Option Exercise Price	Hypothetical Number of Shares Underlying New Options Grants that May be Granted Based on Specified Assumptions
Jeffrey G. Katz	Director, Chairman and Chief Executive Officer	2,595,812	(1)	39.0%	$10.68	7.18	$6.25	849,337
Thomas J. Kalinske	Director and Vice Chairman	245,727	(2)	3.7%	$9.09	5.71	$6.25	72,881
Stanley E. Maron*	Director	77,443	(2)	1.2%	$8.53	6.13	$6.25	27,192
E. Stanton McKee, Jr.	Director	56,100	(2)	0.8%	$8.92	7.39	$6.25	21,908
Paul T. Marinelli**	Director	—		—	—	—	NA	—
David C. Nagel	Director	56,218	(2)	0.8%	$8.92	7.48	$6.25	22,151
Philip B. Simon**	Director	—		—	—	—	NA	—
Caden Wang	Director	65,892	(2)	1.0%	$8.95	7.16	$6.25	24,954
William B. Chiasson	Chief Financial Officer	359,264		5.4%	$10.10	7.05	$2.32	122,558
William K. Campbell	Senior Vice President, U.S. Consumer Sales	213,934		3.2%	$11.98	6.92	$2.32	65,289

Name of Director or Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options	Percentage of Shares Underlying Eligible Options (3)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	New Option Exercise Price	Hypothetical Number of Shares Underlying New Options Grants that May be Granted Based on Specified Assumptions
Michael J. Dodd	Senior Vice President, Supply Chain and Operations	273,250	4.1%	$10.53	7.62	$2.32	97,859
Nancy G. MacIntyre	Executive Vice President, Product, Innovation and Marketing	194,780	2.9%	$9.73	8.25	$2.32	82,170
Peter M. O. Wong	Senior Vice President, General Counsel and Corporate Secretary	179,973	2.7%	$10.34	6.66	$2.32	55,562

*	The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

**	The address for Messrs. Marinelli and Simon is 101 Ygnacio Valley Road, Walnut Creek, California 94596.

(1)	Of the total number of shares underlying eligible option grants held by Mr. Katz, 2,074,474 shares are subject to options issued under the Equity Incentive Plan and 521,338 shares are subject to options issued outside of any formal plan under stock option agreements between Mr. Katz and us. Any new option grants issued in the exchange offer to Mr. Katz would be issued under the Equity Incentive Plan. Any non-plan grants surrendered by Mr. Katz would not replenish the Equity Incentive Plan pool.

(2)	Of the shares subject to eligible option grants held by our non-employee directors, 426,380 shares were subject to eligible option grants outstanding under our Equity Incentive Plan as of July 20, 2009. If these options are surrendered in the exchange, the shares subject to the options will be returned to the Equity Incentive Plan pool, while shares subject to options issued under the NEDSAP, if exchanged, will be returned to the NEDSAP pool. All new option grants issued to non-employee directors will be issued under the NEDSAP.

(3)	Based on 6,653,655 shares of Class A common stock underlying all eligible options as of July 20, 2009.

Mollusk Holdings, LLC, which is controlled by Cephalopod Corporation and Lawrence Investments, LLC, owned approximately 52% of the combined voting power of all classes of LeapFrog’s stock as of June 17, 2009. Lawrence J. Ellison shares voting and investment power for Cephalopod Corporation and Lawrence Investments, LLC. None of these persons or entities holds any LeapFrog stock options. However, two of our directors, Philip B. Simon and Paul T. Marinelli, are President and Vice President, respectively, of Lawrence Investments, LLC. Both of such directors are eligible to participate in the Equity Incentive Plan and the NEDSAP, but neither of them hold any options that would constitute eligible option grants under the exchange offer. The address for Mollusk Holdings, LLC, is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596. Michael R. Milken owned approximately 31% of the combined voting power of all classes of LeapFrog stock as of June 17, 2009, including shares held directly by him and shares owned by ET Holdings, LLC and Hampstead Associates, LLC over which Mr. M. Milken shares voting and investment power. Lowell J. Milken owned approximately 17% of the combined voting power of all classes of LeapFrog stock as of June 17, 2009, including shares held directly by him and shares owned by ET Holdings, LLC and Hampstead Associates, LLC over which Mr. L. Milken shares voting and investment power. The address for both Mr. M. Milken and Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401. None of such persons hold any options that would constitute eligible options under the exchange offer.

Except for the automatic annual grant of stock options to our directors on July 1, 2009 (as described above under the summary of the NEDSAP in Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”), neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours or any of their executive officers or directors, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in Note 14 and Note 9, respectively to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, and our Fourth Amended and Restated Stockholders Agreement, to which Mollusk Holdings, LLC, is a party and which relates to registration rights held by certain of our stockholders, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control-person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants. Consistent with the terms of the Equity Incentive Plan and the NEDSAP, the pool of shares available for the grant of future awards under these plans will be increased by that number of shares equal to the difference between (a) the number of shares subject to tendered eligible option grants issued under the plans and (b) the number of shares subject to the new option grants issued under the plans. Shares subject to any non-plan option grants exchanged in the exchange offer will not be returned to the pool of shares available for future grants of stock awards under either of the plans.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new option grants to employees in exchange for surrendered eligible option grants, over the fair value of the eligible option grants surrendered in exchange for the new option grants. The fair value of new option grants will be measured as of the date they are granted and the fair value of the eligible option grants surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new option grants. However, because the exchange ratios will be calculated to result in the fair value of new option grants being equal to (or in the case of new option grants to our CEO and non-employee directors with an exercise price that may be higher than the Market Price used to calculate the exchange ratios, less than) the fair value of the eligible option grants they are replacing, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange offer. As would be the case with eligible option grants, in the event that any of the new option grants are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited new option grants will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from this exchange offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER . THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. The tax consequences of the exchange offer are not entirely certain, however, since the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of eligible option grants for new option grants pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible optionholders upon the issuance of the new option grants. As all new option grants issued under the exchange offer will be nonstatutory stock options, upon exercise of the new option grants, the eligible optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the eligible optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or later vesting) of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging new options that are granted with an exercise price that is at or above fair market value on the date of grant.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences summarized above. Schedule A attached to this exchange offer document contains very brief discussions of the tax consequences applicable in the foreign countries in which the non-U.S. eligible optionholders reside.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding this option exchange program is not approved by our stockholders at our Special Meeting of Stockholders scheduled for August 26, 2009 or if the Market Price equals or exceeds $8.00, we will terminate this exchange offer and we will not be able to accept for exchange any of the eligible option grants that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the eligible option grants; or

•	we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible option grants, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 11, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the SEC on May 5, 2009;

•	our definitive Proxy Statement for our 2009 annual meeting of stockholders, filed with the SEC on April 20, 2009;

•	our definitive Proxy Statement for the 2009 special meeting of stockholders, filed with the SEC on July 14, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on March 19, 2009, May 4, 2009 and June 5, 2009;

•

the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on July 16, 2002, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Our SEC file number is 001-31396.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.leapfroginvestor.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, to:

LeapFrog Enterprises, Inc.

Attention: Investor Relations

6401 Hollis Street

Emeryville, California 94608

Telephone: (510) 420-5150

Email: ir@leapfrog.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

LeapFrog Enterprises, Inc.

July 29, 2009

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADA

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. In particular, you should note that, although most provinces use the same definitions of income and taxable income as are used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Also please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

The tax treatment as a result of the exchange of an eligible option grant for the new option grant is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of an eligible option grant for cancellation, followed by a new option grant), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the exchange offer will be treated as described above in (iii), although we cannot guarantee this result.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax and Canadian pension plan (“CPP”) (or Quebec pension plan (“QPP”)) contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. The taxable amount will be one-half of the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to income tax and CPP (or QPP) contributions on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the spread) until the earliest of the time that you sell the shares purchased upon exercise of the new options, you die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which you exercise the new options.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the exchange offer under provincial tax laws.

Regardless of whether the deferral applies, you will be subject to CPP (or QPP) contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded the applicable contribution ceiling.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of LeapFrog which you have acquired at exercise of other options granted under LeapFrog’s employee equity plans or outside of such plans, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer is required to report the spread recognized at exercise, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February of the year following the year in which you exercise the new options.

Your employer is also required to withhold income tax and CPP (or QPP) contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the taxable amount at exercise. If you intend to defer any tax due at exercise (as described above), you must notify your employer immediately upon exercise the options, so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. This is in addition to filing an election with your employer by January 15 of the year following the year in which you exercise the options (as described above). For every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA, together with your annual tax return.

If your actual tax liability differs from the amount withheld, you are responsible for paying any additional taxes. Further, it is your responsibility to report and pay any taxes resulting from the sale of shares.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

FRANCE

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in France. This summary is based on the law in effect in France as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax and social security contributions when you exercise the new options. The taxable amount will be the difference (or “spread”) between the exercise price and the fair market value of the shares on the date of exercise. Tax will be due at your progressive income tax rate.

Wealth Tax

Shares acquired at exercise of the new options may have to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax if the total proceeds from the sale of securities (including your household’s) during a calendar year do not exceed a certain threshold (€25,730 for 2009). If your total proceeds (including your household’s) from the sale of securities during a calendar year exceed this threshold, you must pay capital gains tax on the difference between the sale price and the fair market value of the shares on the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options. However, your employer is required to report the spread at exercise on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions at the time you exercise the new options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a resulting from the exercise of the new options and the subsequent sale of shares. In addition, you must declare all foreign accounts (including any accounts that were opened or closed during the tax year) on your annual income tax return.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

SECURITIES WARNING: The exchange offer, the new options that you may receive in exchange for eligible option grants and any LeapFrog shares issued to you at exercise of the new options do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of LeapFrog or any of its subsidiaries. The stock option agreement for optionholders outside the U.S., including any country-specific appendix thereto, the exchange offer, the Equity Incentive Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The exchange offer, any new options that you may receive for the exchange of eligible option grants and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the exchange offer, the Equity Incentive Plan, or the stock option agreement for optionholders outside of the U.S., including any country-specific appendix thereto, you should obtain independent professional advice.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax when you exercise the new options. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Generally, tax will be due at your marginal tax rate.

You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Please note that if you leave Hong Kong permanently and subsequently exercise the new options, the spread will still be considered Hong Kong-source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In this case, you will be the taxed on a “notional” spread based on the assumption that the new options were exercised on a day within 7 days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain on exercise is greater than on the date of departure, there will be no additional tax. If the value of the shares decreases so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

Sale Restriction

Due to securities laws in Hong Kong, and notwithstanding anything contrary in the exchange offer, the stock option agreement, or the Equity Incentive Plan, in the event the new options are vested on the grant date or vest within six months of the grant date, you agree that you will not dispose of any shares acquired upon exercise of the new options prior to the six-month anniversary of the grant date.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options, but is required to report the income to the Inland Revenue Department. You are also responsible for reporting the income and paying any tax resulting from the exercise of the new options.

If you leave Hong Kong permanently and subsequently exercise the new options and do not settle your tax liability prior to departure as described above, you and your employer are still required to report the income resulting from the exercise of the new options and you are still responsible for paying any applicable tax.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Terms of New Options

The new options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the new options and to execute a joint election approved by Her Majesty’s Revenue and Customs (“HMRC”) with LeapFrog and/or your employer to shift the employer NICs to you. Note that your eligible option grants may not have been subject to a joint election for your payment of the employer NICs, and you are strongly advised to consult with your personal tax advisor regarding the tax consequences of accepting the exchange offer and the transfer of employer NICs to you.

New Option Grants

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax at your marginal rate and employee NICs when you exercise the new options. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. In addition, as noted above, you will be required to pay any employer NICs due on the spread at exercise.

Your employer will calculate the income tax and employee and employer NICs due on exercise of the new options and account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax due under the Pay As You Earn (“PAYE”) system or by another method permitted by the applicable stock option agreement, you must reimburse your employer for the tax paid on your behalf within 90 days of the date of exercise of the new options. If you fail to do so, you will be deemed to have received a loan equal to the amount of income tax that your employer has paid on your behalf (provided you are not a director or executive officer of LeapFrog within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended). The loan will be immediately due and payable and will bear interest at the then-current HMRC rate. Your employer may recover the loan from you by any of the means set forth in the applicable stock option agreement. Your employer is not required to withhold income tax on the loan, and you must report the loan on your tax return for the tax year in which the liability occurs and pay any applicable tax.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate (currently 18%). Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).

Furthermore, if you acquire other LeapFrog shares, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.

Withholding and Reporting

Your employer is required to withhold income tax and employee and employer NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, any income related to the options and any tax withheld. You are also responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.